EXHIBIT 4.106
LEASE AMENDMENT AGREEMENT
THIS LEASE AMENDMENT AGREEMENT dated the 11th day of August, 2009
BETWEEN:
SOUTHLAND PARK INC., a company incorporated under the laws of the Province of Ontario and registered to carry on business in the Province of Alberta

(the “Landlord”)
OF THE FIRST PART
AND
TELVENT CANADA LTD., a company incorporated under the laws of Canada and registered to carry on business in the Province of Alberta

(the “Tenant”)
OF THE SECOND PART
WHEREAS:
A.	By a lease dated the 27th day of June, 2007 (the “Lease”), Pensionfund Realty Limited, predecessor in title to the Landlord, leased to the Tenant for and during a term of 5 years, expiring on the 31st day of July, 2013, certain premises as more particularly described in the Lease, located at 200, 300 & 400, 10333 Southport Road S.W., in the City of Calgary, in the Province of Alberta.

B.	Capitalized terms used in this agreement have the same meanings as are respectively ascribed thereto in the Lease, except as herein otherwise expressly provided.

C.	The parties hereto desire to amend certain provisions of the Lease:
NOW THEREFORE THIS LEASE AMENDMENT AGREEMENT WITNESSES that in consideration of the sum of Ten Dollars ($10.00) now paid by each party hereto to the other (the receipt and sufficiency whereof is hereby acknowledged), the parties hereto covenant and agree that the Lease be and the same is hereby amended effective the 1st day of July, 2009 (the “Effective Date”) as follows:
1.	Item 4. LEASED PREMISES of the Term Sheet is hereby deleted and a new Item 4, LEASED PREMISES is inserted as follows:

“4. LEASED PREMISES

August 1, 2008 to June 30, 2009

Attached as Schedule A to the Lease is a plan of the Project showing the Leased Premises by distinguishing outline. The Leased Premises are designated as units 200, 300 & 400.

July 1, 2009 to July 31, 2013
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Attached as Schedule AB to the Lease is a plan of the Project showing the Leased Premises by hatching. The Leased Premises are designated as unit 200, 300 & 400.”*
2.	Item 5. RENTABLE AREA OF LEASED PREMISES of the Term Sheet is hereby deleted and a new Item 5. RENTABLE AREA OF LEASED PREMISES is inserted as follows:

“5. RENTABLE AREA OF LEASED PREMISES

August 1, 2008 to June 30, 2009

132,800 square feet subject to adjustment in accordance with the definition of Rentable Area and Section 4.08. The Rentable Area of the Leased Premises shall be calculated in accordance with the BOMA ANSI standards ANSI Z65.1-1980 (re-affirmed 1989), except to the extent modified by the definition of Rentable Area.

July 1, 2009 to July 31, 2013

131,708 square feet subject to adjustment in accordance with the definition of Rentable Area and Section 4.08. The Rentable Area of the Leased Premises shall be calculated in accordance with the BOMA ANSI standards ANSI Z65.1-1980 (re-affirmed 1989) except to the extent modified by the definition of Rentable Area.”

3.	Item 8. BASIC RENT of the Term Sheet is hereby deleted and a new Item 8. BASIC RENT is inserted as follows:

“8. BASIC RENT

From: August 1, 2008 To: June 30, 2009 Per annum: $2,815,360.00 Per month: $234,613.33 calculated at a rate of $21.20 per square foot per annum of the Rentable Area of the Leased Premises.

From: July 1, 2009 To: July 31, 2013 Per annum: $2,792,209.60 Per month: $232,684.13 calculated at a rate of $21.20 per square foot per annum of the Rentable Area of the Leased Premises.”

4.	SCHEDULE AB, a copy of which is attached hereto, is hereby inserted immediately after Schedule A.

5.	SECTION II — PARKING of SCHEDULE E ADDITIONAL COVENANTS, AGREEMENTS AND CONDITIONS is hereby deleted and a new SECTION II — PARKING is inserted as follows:

“SECTION 11 — PARKING

WHEREAS the Landlord owns and operates a parking facility (the “Parking Facility”) as part of the Project.

*	Schedule AB of this agreement has not been filed with this agreement. Pursuant to Item 601(b)(2) of Regulation S-K, such documents are immaterial to an investment decision. A copy of any of these omitted documents will be furnished to the Commission by Telvent upon the Commission’s request.
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AND WHEREAS the Tenant wishes to license space in the Parking Facility in connection with its use and occupation as a tenant of the Leased Premises and the Landlord does hereby licence to the Tenant the use of certain parking stall(s) in the Parking Facility, subject to the terms and conditions contained herein.

AND WHEREAS the Landlord and the Tenant agree as follows:

1. GRANT — The Landlord hereby licenses to the Tenant a total of 352 unassigned parking stalls (individually the “Parking Stall” and collectively the “Parking Stalls”), either underground or exterior, in the Parking Facility. Final determination of the number of underground versus exterior spaces shall be agreed upon by both parties.

2. LICENSE FEE — The licence fee for the underground parking stalls during the Term shall be $110.00 per month per parking stall plus GST; and the licence fee for the exterior parking stalls during the Term shall be $85.00 per month per parking stall (the “Licence Fee”) due and payable in advance on the first day of each month, commencing on the 1st day of July, 2009. The Licence Fee throughout the Term may, at the Landlord’s option, from time to time, be adjusted to the then current market rate for stalls in a like parking facility, similarly located, by the Landlord giving to the Tenant not less than 30 days’ prior written notice of said adjustment.

3. TERMS AND CONDITIONS

(a) Upon expiration of the Term or upon default by the Tenant under this Agreement, the Tenant shall no longer be entitled to the use of the Parking Stalls and shall immediately return to the Landlord the entry cards provided to it by the Landlord or forfeit the deposit paid on said entry cards as provided for hereinafter.

(b) The Landlord shall not be responsible in any way for any damage or loss whatsoever to the Tenant’s vehicle(s) or those of its employees or invitees or the contents thereof howsoever caused, whether due to the negligence of the Landlord, its agents or employees or not.

(c) The Tenant covenants with the Landlord that the Parking Stalls will be used only for the parking of standard passenger model automobiles and that any automobile parked in a Parking Stall shall be kept in proper repair so that it will not leak oil or grease and in no event shall an automobile be parked in a Parking Stall which is leaking gasoline.

(d) The Tenant agrees not to store any gasoline or other flammable substances within or on the Parking Stalls, other than that which is necessary for the normal operation of a motor vehicle, nor to bring into the Parking Facility any form of propane or natural gas powered vehicles.

e) The Landlord shall have the right to determine within reason the normal operating hours of the Parking Facility. The Landlord shall have the right to close all or any portion of the Parking Facility as determined by the Landlord for any maintenance required to the Parking Facility or during the making of repairs to the Parking Facility. The Licence Fee for the Parking Stalls shall in no way abate during any period of closure as described above excepting only if the entire Parking Facility shall remain closed for a period in excess of 7 days, in which case the Licence Fee shall abate on a pro rata basis for that portion of the month during which the entire Parking Facility is closed.

(f) The Landlord shall operate the Parking Facility using a card entry and exit system. The Tenant will advise the entry card user to keep and protect the card and will immediately advise the Landlord if any entry card is lost or stolen. The Landlord will delete the missing entry card from the computer system and issue a new entry card to
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the Tenant upon payment to the Landlord of a deposit of $50.00 (or such other reasonable amount as determined by the Landlord from time to time) per entry card and the deposit for the lost or stolen entry card will be forfeited. The Landlord reserves the right to change the entry and exit system.

(g) The Tenant shall not assign this Agreement in whole or in part, nor license or permit any other person to make use of the Parking Stalls without the Landlord’s prior written consent, which consent may be arbitrarily withheld.

(h) The Tenant releases the Landlord from every claim it has or might have in connection with this Agreement. The Tenant shall also indemnify the Landlord and save it harmless from any and all loss, claims, actions, damages, liability and expense in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising from or out of this Agreement or occasioned by any act, negligence or omission of the Tenant, its agents, officers or employees. If the Landlord shall be made a party to any litigation commenced by or against the Tenant, the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation.”
Lease Remains in Force — Except with respect to the amendments contained herein, all other terms and conditions contained in the Lease shall remain unamended and in full force and effect.
Binding Effect — This agreement shall enure to the benefit of and be binding upon the successors and assigns of the Landlord and the heirs, executors and administrators and the permitted successors and assigns of the Tenant.
IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

LANDLORD: SOUTHLAND PARK INC by its agent MORGUARD INVESTMENTS LIMITED
By:	/s/ J. T. Johnston
	Name:	J. T. Johnston
	Title:	Authorized Signatory

By:	/s/ R. J. Borisenko
	Name:	R. J. Borisenko
	Title:	Authorized Signatory

We have authority to bind the corporation
WITNESS to signature of Tenant	TENANT: TELVENT CANADA LTD.
Signature: /s/ Alesa Allison Print Name: Alesa Allison Address: 93 Sun Canyon Hwy SE Calgary AB Occupation: VP of Operation	By: /s/ Larry Stack Name: Larry Stack Title: Senior VP c/s

	By:	/s/ David Jardine
		Name:	David Jardine
		Title:	President

I/We have authority to bind the corporation

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